Exhibit 99.1

Contact: Allison Mortland, AIU Phone: 847.585.3711 Email: AMortland@careered.com

Higher Learning Commission Continues Accreditation for

American InterContinental University™

Schaumburg, Ill. July 17, 2014 – American InterContinental University (AIU) announced today that the principal accreditor of the university and its programs – the Higher Learning Commission (HLC) – has acted to continue its accreditation.

The next reaffirmation of accreditation is scheduled for 2023-2024. AIU will have a comprehensive evaluation in 2017-18 and has two interim monitoring reports due to HLC, which will be completed by the end of January 2015.

“We are pleased the Higher Learning Commission extended our accreditation and appreciate the thoroughness, thoughtfulness and engagement of the commission during this extensive review,” said Dr. George Miller, Chancellor and President of AIU. “We are gratified that the commission affirmed the university’s ongoing compliance with its Criteria for Accreditation.”

Accrediting organizations set the academic and operational standards by which their member institutions must comply. This quality assurance process is performed by private membership associations, like the Chicago-based Higher Learning Commission, which was founded in 1895 and is recognized by the U.S. Department of Education and the Council for Higher Education Accreditation.

AIU is a part of Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services. For more information on AIU’s accreditation by HLC and other entities, visit: http://www.aiuniv.edu/about/why-aiu/regional-accreditation.

About American InterContinental University:

Founded in Europe in 1970, American InterContinental University offers a wide range of undergraduate and graduate degrees in programs such as business, healthcare, IT, design, criminal justice and education at campuses in Atlanta and Houston and an Internet-based online campus headquartered in suburban Chicago. AIU is accredited by The Higher Learning Commission and a member of the North Central Association. Additional information is available at www.ncahigherlearningcommission.org.

AIU is a member of the Career Education Corporation network of universities, colleges and schools. For more information, visit www.aiuniv.edu. American InterContinental University cannot guarantee employment or salary. Not all programs are available to residents of all states. Find employment rates, financial obligations and other disclosures at www.aiuniv.edu/disclosures.

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